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                                Exhibit 23(h)(3)

                              Amended and Restated
                       Administrative Services Agreement
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                              AMENDED AND RESTATED

                        ADMINISTRATIVE SERVICES AGREEMENT


This Amended and Restated Administrative Services Agreement ("Agreement") is made as of this 17th day of February, 1999, between One Group(R) Investment Trust, a Massachusetts business trust (herein called the "Trust"), and Nationwide Advisory Services, Inc., an Ohio corporation, (herein called the "Administrator").

WHEREAS, the Trust and the Administrator executed an Administrative Services Agreement dated May 20, 1994 and the Trust and the Administrator executed an Amended and Restated Administrative Services Agreement on August 23, 1996, February 18, 1998, May 20, 1998, August 19, 1998, and February 17, 1999; and

WHEREAS, the parties hereto desire to amend the Amended and Restated Administrative Services Agreement; and

WHEREAS, the Trust is a Massachusetts business trust, consisting of the series of shares listed in Appendix A hereto (the "Funds"), which operates as an open-end management investment company and will so register under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

WHEREAS, the Trust desires to retain the Administrator as administrator to provide certain administrative services described below with respect to each of the Funds, and the Administrator is willing to render such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereto agree as follows:

1. APPOINTMENT OF ADMINISTRATOR. The Trust hereby appoints the Administrator as administrator of the Funds on the terms and conditions set forth in this Agreement; and the Administrator hereby accepts such appointment and agrees to perform the services and duties set forth in
         Section 2 of this Agreement in consideration of the compensation provided for in Section 4 hereof.

2. SERVICES AND DUTIES. As Administrator, and subject to the supervision and control of the Trust's Board of Trustees, the Administrator will provide facilities, equipment, and personnel to carry out the following administrative services for operation of the business and affairs of the Trust and each of its Funds:

         a. prepare, file, and maintain the Trust's governing documents, including the Declaration of Trust (which has already been prepared and filed), the Bylaws, minutes of meetings of Trustees and shareholders, and proxy statements for meetings of shareholders;
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         b.       prepare and file with the Securities and Exchange Commission and the appropriate state securities authorities the registration statements for the Trust and the Trust's shares and amendments thereto, the Trust's reports pursuant to Investment Company Act Rule 24f-2, reports to shareholders and regulatory authorities, including form N-SAR, and prospectuses, proxy statements, and such other documents as may be necessary or convenient to enable the Trust to make continuous offering of its shares and to conduct its affairs;

         c. prepare, negotiate, and administer contracts on behalf of the Trust with, among others, the Trust's custodian and transfer agent;

         d. supervise the Trust's custodian and fund accounting personnel in the maintenance of the Trust's general ledger and in the preparation of the Trust's financial statements, including oversight of expense accruals and payments, determination of the net asset value of the Trust's assets and of the Trust's shares, and of the declaration and payments of dividends and other distributions to shareholders;

         e. calculate performance data of the Funds for dissemination to information services covering the investment company industry;

         f. prepare and file on a timely basis the Trust's Federal and State income and other tax returns;

         g. examine and review the operations of the Trust's custodian, transfer agent and investment adviser to promote compliance with applicable state and federal law;

         h. coordinate the layout and printing of publicly disseminated prospectuses and reports;

         i. perform internal audit examinations in accordance with procedures to be adopted by the Administrator and the Trust;

         j. assist with the design, development, and operation of the Trust;

         k. provide individuals reasonably acceptable to the Trust's Board of Trustees for nomination, appointment, or election as officers of the Trust, who will be responsible for the management of certain of the Trust's affairs as determined by the Trust's Board. of Trustees;

         l. monitor the Trust's compliance with Section 817 and Sections 851 through 855 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, so as to enable the Trust to comply with the diversification requirements applicable to investments of variable contracts and to maintain its status as a "regulated investment company;"
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         m.       advise the Trust and its Board of Trustees on matters
                  concerning the Trust and its affairs; and

         n.       provide the Trust with office space and personnel.

         The foregoing, along with any additional services that the Administrator shall agree in writing to perform for the Trust hereunder, shall hereafter be referred to as "Administrative Services." In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Administrator hereby agrees that all records that it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. The Administrator further agrees to preserve for the periods prescribed by Investment Company Act Rule 31a-2 the records required to be maintained by Investment Company Act Rule 31a-1. Administrative Services shall not include any duties, functions, or services to be performed for the Trust by the Trust's investment adviser, custodian, or transfer agent pursuant to their agreements with the Trust.

         The Administrator acknowledges the importance of efficient and prompt transmission of information to Nationwide Life and Annuity Insurance Company, the purchaser of Trust shares to fund the obligations of certain variable annuity contracts. The Administrator agrees to use its best efforts to meet the deadline for transmission of pricing information presently set by Nationwide Life and Annuity Insurance Company and such other time deadlines as may be established from time to time in the future.

         When performing Administrative Services to the Trust, the Administrator will comply with the provisions of the Declaration of Trust and Bylaws of the Trust, will safeguard and promote the welfare of the Trust, and will comply with the policies that the Trustees may from time to time reasonably determine, provided that such policies are not in conflict with this Agreement, the Trust's governing documents, or any applicable statutes or regulations.

3. EXPENSES. The Administrator shall be responsible for expenses incurred in providing all the Administrative Services to the Trust, including the compensation of the Administrator employees who serve as Officers of the Trust. The Trust (or the Trust's investment adviser) shall be responsible for all other expenses incurred by the Administrator on behalf of the Trust, including without limitation: (i) investment advisory fees; (ii) interest and taxes; (iii) brokerage commissions and other costs in connection with the purchase or sale of securities and other investment instruments; (iv) all expenses incurred in valuing portfolio securities for the Equity Index Fund; (v) fees and expenses of the Trust's trustees, other than those who are "interested persons" of the Administrator, distributor or investment adviser of the Trust;
         (vi) legal and audit expenses; (vii) custodian, registrar and transfer agent fees and expenses; (viii) fees and expenses related to the registration and qualification of the Trust and the Trust's shares for distribution under state and federal securities laws; (ix) expenses of printing and mailing reports and notices and proxy material to beneficial shareholders of the Trust; (x) all other expenses incidental to holding meetings of the Trust's shareholders, including proxy
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         solicitations therefor, (xi) insurance premiums for fidelity and other coverage; (xii) association membership dues; (xiii) such nonrecurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Trust is a party and the legal obligation which the Trust may have to indemnify the Trust's trustees and officers with respect thereto.

4. COMPENSATION. For the Administrative Services provided, the Trust hereby agrees to pay and the Administrator hereby agrees to accept as full compensation for its services rendered hereunder an administrative fee, payable monthly as soon as practicable after the last day of each month. The administrative fee shall be computed on a daily basis at annual rates equal to the following percentages of the average net assets of the Trust (less assets of the Equity Index Fund): 0.24% of the Trust's average net assets up to $250 million, and 0.14% of Trust's average net assets in excess of $250 million. The administrative fee for the Equity Index Fund shall be payable in the manner described above and shall be computed on a daily basis at the annual rate of 0.14% of the average daily net assets of the Equity Index Fund.

         In the event the total expenses of any one of the Funds in any fiscal year exceed expense limitations imposed by applicable state securities regulations, the Administrator and the Trust's investment adviser shall reimburse that Fund by the amount of such excess in proportion to their respective fees (after giving effect to any waiver of fees agreed to by the Administrator and investment adviser).

         In case of termination of this Agreement during any month, the administrative fee for that month shall be reduced proportionately on the basis of the number of business days during which it is in effect, and the fee computed upon the average net assets for the business days it is so in effect for that month.

5.       RESPONSIBILITY OF ADMINISTRATOR.

         a. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, director, partner, employee or agent of the Administrator, who may be or become an officer, trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the duties of the Administrator hereunder) in accordance with his responsibilities to the Trust as such officer, employee or agent, to be rendering such services to or acting solely for the Trust and not as an officer, director, partner, employee or agent or one under the control or direction of the Administrator even through paid by the Administrator.
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         b.       The Administrator shall be kept indemnified by the Trust and be without liability for any action taken or thing done by it in performing the Administrative Services in accordance with the above standards; provided, however, that the Trust will not indemnify the Administrator for the portion of any loss or claim caused, directly or indirectly, by the negligence of the Administrator. In order that the indemnification provisions contained in this Section 5 shall apply, however, it is understood that if in any case the Trust may be asked to indemnify or save the Administrator harmless, the Trust shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Administrator will use all reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Trust. The Trust shall have the option to defend the Administrator against any claim which may be the subject of this indemnification. In the event that the Trust so elects it will so notify the Administrator and thereupon the Trust shall take over complete defense of the claim, and the Administrator shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this Section. The Administrator shall in no case confess any claim or make any compromise in any case in which the Trust will be asked to indemnify the Administrator except with the Trust's written consent.

6.       Duration and Termination

         a. The initial term of this Agreement shall commence as of May 20, 1994 and extend until August 31, 1997.

         b. Thereafter, this Agreement shall be automatically renewed each year for an additional term of one year, unless notice of termination has been delivered by either party to the other no less than 90 days before the beginning of such additional term.

         c. Notwithstanding the foregoing, this Agreement may be terminated at any time by mutual agreement of the parties hereto or for "cause" (as defined below), in either case on not less than 60 days' notice given by the Trust's Board of Trustees or given by the Administrator. For purposes of this Agreement, "cause" shall mean (a) willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the Administrator with respect to its obligations and duties set forth herein; (b) a final judicial, regulatory or administrative ruling or order in which the Administrator has been found guilty of criminal misconduct or of unethical behavior in the operation of its business; (c) the dissolution or liquidation of either party or other cessation of business other than a reorganization or recapitalization of such party as an ongoing business; (d) financial difficulties on the part of either party which is evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as may be in effect
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                  from time to time, or any applicable law, other than said
                  Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or (e) any other circumstances which may substantially impair the performance of either party's obligations and duties, or the ability to perform those obligations and duties, as contemplated herein.

         d. This Agreement shall be reviewed under the "cause" provisions of Section 6(c) at least annually annually by the Trust's Board of Trustees.

         e. Upon the termination of this Agreement, the Trust shall pay to the Administrator such compensation as may be payable prior to the effective date of such termination. In the event that the Trust designates a successor to any of the Administrator's obligations hereunder, the Administrator shall, at the direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by the Administrator under the foregoing provisions.

7. AMENDMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.

8. LIMITATIONS OF LIABILITY OF TRUSTEES EMPLOYEES, AGENTS AND SHAREHOLDERS OF THE TRUST. The Administrator is expressly put on notice of the limitation of liability as set forth in the Declaration of Trust and agrees that the obligations assumed by the Trust pursuant to this Agreement shall be limited in any case to the Trust and its assets and that the Administrator shall not seek satisfaction of any such obligations from the shareholders of the Trust, the Trustees, officers, employees or agents of the Trust, or any of them.

9. PROPRIETARY AND CONFIDENTIAL INFORMATION. The Administrator agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential Shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust. Failure by the Administrator to comply with the provisions of this Section will constitute "cause" for purposes of Section 6(c).

10. NOTICES. Notices of any kind to be given to the Trust hereunder by the Administrator shall be in writing and shall be duly given if delivered to the Trust and to its investment adviser at the following address:
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                  The One Group(R) Investment Trust
                  Three Nationwide Plaza 3-26-02
                  Columbus, Ohio 43215
                  Attn.:  James F. Laird, Jr.,  President and Treasurer

         Notices of any kind to be given to the Administrator hereunder by the Trust shall be in writing and shall be duly given if delivered to the Administrator at:

                  Nationwide Advisory Services, Inc.
                  Three Nationwide Plaza
                  Columbus, Ohio 43215
                  Attn.: Christopher A. Cray, Treasurer

11. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court or regulatory agency decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Subject to the provisions of Section 5, hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Massachusetts law; provided, however, that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940 or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.



THE ONE GROUP(R) INVESTMENT TRUST

By:    /s/ James F. Laird, Jr.
   --------------------------------
Title: President and Treasurer
      -----------------------------

NATIONWIDE ADVISORY SERVICES, INC.

By:    /s/ Christopher A. Cray
   --------------------------------
Title: Treasurer
      -----------------------------
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                                   APPENDIX A

FUNDS OF THE TRUST

One Group Investment Trust Government Bond Portfolio
One Group Investment Trust Balanced Portfolio
One Group Investment Trust Mid Cap Growth Portfolio
One Group Investment Trust Large Cap Growth Portfolio
One Group Investment Trust Equity Index Portfolio
One Group Investment Trust Bond Portfolio
One Group Investment Trust Diversified Equity Portfolio
One Group Investment Trust Diversified Mid Cap Portfolio
One Group Investment Trust Mid Cap Value Portfolio


THE ONE GROUP(R) INVESTMENT TRUST

By:    /s/ James F. Laird, Jr.
   --------------------------------
Title: President and Treasurer
      -----------------------------

NATIONWIDE ADVISORY SERVICES, INC.

By:    /s/ Christopher A. Cray
   --------------------------------
Title: Treasurer
      -----------------------------



Dated:  February 17, 1999